Exhibit 10.24

Execution Copy

CONSULTING AGREEMENT

This consulting agreement (the “Agreement”), dated as of October 7, 2014, is made by Philadelphia Energy Solutions Refining and Marketing LLC, a Delaware limited liability company the principal business address of which is 1735 Market Street, Philadelphia, Pennsylvania 19103 (“Consultant”), and PES Inventory Company, LLC (“PESIC”), a Delaware limited liability company the principal business address of which is 1735 Market Street, Philadelphia, Pennsylvania 19103.  Consultant and PESIC are each referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Consultant and Merrill Lynch Commodities, Inc. (“MLC”), together with certain Transaction Parties as defined therein, are simultaneously herewith entering into that certain Amended and Restated Supply and Offtake Agreement, dated as of the date hereof (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Supply and Offtake Agreement”), and other related agreements in connection therewith, pursuant to which MLC shall, among other things, (i) purchase Crude Oil from third parties identified by Consultant, (ii) sell such Crude Oil to Consultant, (iii) purchase Refined Products from Consultant, (iv) sell such Refined Products to third parties identified by Consultant, and (v) undertake related activities, each as agreed by the Parties therein and from time to time during the term thereof;

WHEREAS, PESIC is simultaneously herewith entering into (i) that certain 2002 ISDA Master Agreement (including the schedule, exhibits, and annexes thereto and as amended, restated, supplemented replaced or otherwise modified from time to time, the “PESIC-PESRM ISDA Master Agreement”) by and between Consultant and PESIC, (ii) that certain 2002 ISDA Master Agreement (including the schedule, exhibits, and annexes thereto and as amended, restated, supplemented replaced or otherwise modified from time to time, the “MLC-PESIC ISDA Master Agreement”) by and between MLC and PESIC and (iii) other related agreements in connection therewith, pursuant to which PESIC shall, among other things, enter into certain back-to-back sourcing and secured prepay transactions in respect of the purchase and sale of certain Crude Oil and Refined Products with PESRM (with respect to the PESIC-PESRM ISDA Master Agreement) and MLC (with respect to the MLC-PESIC ISDA Master Agreement) as agreed by the Parties to each such agreement and from time to time during the term of each such agreement;

WHEREAS, to ensure the maintenance, administration and operation of PESIC and PESIC’s performance of its obligations under the PESIC-PESRM ISDA Master Agreement and the MLC-PESIC ISDA Master Agreement, PESIC desires to receive from Consultant all services necessary or advisable for such purposes, and Consultant desires to provide such services to PESIC upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PESIC and Consultant hereby agree as follows:

1.                                      Definitions; Construction.  Each capitalized term used herein but not defined shall have the meaning ascribed to such term in the PESIC-PESRM ISDA Master Agreement and the Supply and Offtake Agreement, as applicable.  The principles of construction set forth in Part 13(b) of the Schedule to the PESIC-PESRM ISDA Master Agreement shall govern the interpretation and construction of this Agreement.

2.                                      Services.  Consultant shall be the exclusive provider of consulting and other services (the “Services”) to PESIC during the Term (as hereinafter defined).  The Services shall consist of all services necessary or advisable to cause PESIC to timely comply with all of its obligations under the Transaction Documents including without limitation those services described in Exhibit A.  Without limiting the generality of the foregoing, the Services shall include (i) causing PESIC to obtain and maintain all Permits required for the operation of its business, (ii) causing PESIC to comply with all applicable Laws including without limitation tax Laws (other than such Laws as are solely the result of its ownership of the Common Shares (as defined in the Limited Liability Company Agreement) (the “Common Shares Applicable Laws”)), (iii) the maintenance of books and records of PESIC and the preparation of all reports and filings required under applicable Law or the Transaction Documents, (iv) the payment (at Consultant’s sole expense) of all fees, expenses and costs of PESIC’s operations, administration and the maintenance of its organizational status and Permits (excluding the Monthly Fee (as defined below)), including (x) any indemnification or expense reimbursement obligations that may be required under the terms of the Amended and Restated Limited Liability Company Agreement of PESIC, effective as of October 7, 2014 (the “Limited Liability Company Agreement”), in each case other than such indemnification or expense reimbursement caused by the actions or omissions of the holders of the Common Shares (as defined in the Limited Liability Company Agreement), (y) the scheduled monthly dividend on the Preferred Shares and the Class B Preferred Shares (if any) in an amount equal to (A) with respect to the Preferred Shares outstanding from time to time, (a) 9.00% per annum from the date of this Agreement until the earlier of the exercise of a “Class G Share Call” pursuant to Section 6(b)(i) of the Limited Liability Company Agreement and the first anniversary thereof, (b) 10.50% per annum from the first anniversary of the date of the Limited Liability Company Agreement until the second anniversary of the date of the Limited Liability Company Agreement and (c) 11.00% per annum following the second anniversary of the date of the Limited Liability Company Agreement; provided that if the Company has exercised such a “Class G Share Call”, the dividend rate on the Preferred Shares that remain outstanding, which shall be an amount having a liquidation preference equal to $150,000,000 minus the liquidation preference of the Preferred Shares redeemed in connection with such “Class G Share Call”, shall be 15.00% per annum, plus (B) the dividends payable with respect to any Class B Preferred Shares issued in connection with any “Class G Share Call” and (z) an additional payment of $25,000 per month, (v) the maintenance of PESIC’s organizational status in compliance with the terms of the limited liability company agreement of PESIC, the conduct of its business and the enforcement of its contractual rights and (vi) causing PESIC to enter into the Transactions contemplated under the MLC-PESIC ISDA Master Agreement and under the PESRM-PESIC ISDA Master Agreement as contemplated thereunder and to perform all obligations relating to such Transactions in accordance with the respective terms and conditions thereof (including, without limitation, the terms and conditions set forth in or incorporated into Parts 9 and 11 of each of the MLC-PESIC ISDA Master Agreement and the PESRM-PESIC ISDA Master Agreement).  Consultant shall provide all operational, financial, managerial and other services required in connection with the foregoing. To the extent not inconsistent with the terms of Paragraph 5, (x) Consultant and shall have sole discretion with respect to whom and what entity, including its successor or a third party, shall provide such Services and (y) Consultant may, without any consent or approval of PESIC, subcontract any Service, in whole or in part, to any individual, corporation, partnership, trust, association or entity of any kind or nature, on such terms as may be agreed between Consultant and such subcontractor from time to time. Consultant shall remain responsible for rendering to PESIC any Service that is subcontracted, in whole or in part.  PESIC shall pay Consultant $25,000 per month for the Services to be rendered under this Agreement (the “Monthly Fee”), provided PESIC shall only be required to pay such Monthly Fee if Consultant is in compliance with its payment obligations under this Agreement. Consultant currently renders and may render other services to other parties of a similar nature to the Services during the Term, and such services may be the same or different or may rely on the same or different methods and resources as are utilized in the performance of the Services to PESIC.  As used in this Agreement, (1) “Transaction Documents” this Agreement, the MLC-PESIC ISDA Master Agreement, the PESRM-PESIC ISDA Master Agreement, the PESIC Security Agreement, the MLC Parent Guaranty, the Consent to Assignment and the PESIC Collateral Account Control Agreement , each as defined in the Framework Agreement as in effect on the date hereof, (2) “Permits” means all permits, certificates, licenses, approvals, governmental franchises and other authorizations under applicable Law, and (3) “Law” means any constitution, treaty, statute, law (including principles of common law), code, rule, regulation, ordinance, interpretation or order of, with or by any governmental authority.

3.                                      Limits on Authority of Consultant.  PESIC hereby appoints Consultant as its agent and Consultant shall be authorized to bind PESIC in all respects in connection with the transactions contemplated by the MLC-PESIC ISDA Master Agreement and the PESIC-PESRM ISDA Master Agreement, provided that Consultant shall not be authorized to:  (i) pledge the credit of PESIC; (ii) sell, lease, pledge, mortgage, convey or otherwise transfer, directly or indirectly, any asset of PESIC without PESIC’s consent; (iii) make any representation or warranty on behalf of PESIC; (iv) settle, compromise (including agreeing to any penalty for any violation of any Applicable Law or regulatory approval), assign, pledge, transfer, release or consent to the compromise, assignment, pledge, transfer or release of any third-party claim, suit, debt, demand or judgment against or due by PESIC, or submit any such claim, dispute or controversy to arbitration or judicial process, or stipulate in respect thereof to a judgment, or consent to do the same, against PESIC; (v) give or offer any indemnification to a third party on behalf of PESIC; (vi) refuse to abide by the reasonable instructions of PESIC concerning the performance of the Services; (vii) require Preferred Approval under and as defined in the Limited Liability Company Agreement (without having obtained such Preferred Approval), (viii)

exercise any control over or give any instructions or directions with respect to PESIC’s bank accounts or (ix) represent to any third party that it has the right to do any of the foregoing; other than, in each case, as required under the PESIC-PESRM ISDA Master Agreement and the MLC-PESIC ISDA Master Agreement.  PESIC shall not have any liability with respect to any action undertaken by Consultant in breach of this Section 3, and, in addition to any other indemnity obligations in this Agreement, Consultant shall indemnify and hold harmless PESIC from any Damages arising in connection with such actions.  As used herein, “Damages” means any losses, liabilities, claims, damages, deficiencies, fines, fees, penalties, charges, taxes, assessments, payments (including amounts paid in settlement), costs and expenses (including costs of investigation, preparation, defense and enforcement, and all attorneys’ fees and disbursements incurred in connection therewith or as a result thereof).  Notwithstanding anything to the contrary herein, with the exception of the decision to exercise the “Strategic Call”, the “Class G Share Call” and the “Make-Whole Call” as described in the Preferred Terms (defined in the Limited Liability Company Agreement) on behalf of PESIC (which decisions are hereby authorized and are to be made at the sole discretion and direction of the holder of the Class G Share (as defined in the Limited Liability Company Agreement), the delegation of authority contained in this Agreement shall not give Consultant the right to act in the capacity as Managing Member of PESIC (including for the avoidance of doubt the assertion of any claims on behalf of PESIC in respect of insurance or indemnification or the exercise of any rights under Part 10 of the Schedule to the MLC-PESIC ISDA Master Agreement or the MLC Letter of Credit (as defined in the Framework Agreement)), and such delegation shall not be exclusive of the rights of the Managing Member of PESIC.

Notwithstanding any provision in this Agreement to the contrary, nothing herein shall limit the rights of Consultant or any Affiliate thereof as the holder of the Class G Share under and as defined in the Limited Liability Company Agreement.

4.                                      Term; Termination.  Unless terminated earlier in accordance with the terms hereof, this Agreement shall commence on the date of this Agreement and end on the Transaction Termination Date (as defined in the PESIC-PESRM ISDA Master Agreement (the “Term”); provided, however, that if, at any time during the Term, the PESIC-PESRM ISDA Master Agreement terminates for any reason, or if an Event of Default occurs with respect to Consultant under the PESIC-PESRM ISDA Master Agreement, PESIC shall have the right, after giving effect to any applicable cure period in the PESIC-PESRM ISDA Master Agreement, upon prior written notice to Consultant, to terminate this Agreement on the termination date specified in such notice.  Prior to the end of the Term, PESIC may terminate this Agreement and Consultant’s retention hereunder for Cause in accordance with the provisions of this Section 4.  For purposes of this Section 4, “Cause” shall mean that:  (i) except as provided in clauses (ii) and (iii), Consultant fails to perform any material obligation hereunder and such failure shall continue unremedied or shall not be waived for a period of thirty (30) calendar days after written notice thereof from PESIC to Consultant, (ii) Consultant fails to perform any obligation under Section 2 with respect to the Services set forth in paragraph II of Exhibit A for a period of five (5) Business Days after notice of such default is given to Consultant, (iii) Consultant fails to cause PESIC to make or take any delivery as and when required under any Transaction entered into under the MLC-PESIC ISDA Master Agreement or the PESRM-PESIC ISDA Master Agreement or fails to cause PESIC’s obligations under the Transactions entered into under the MLC-PESIC ISDA Master Agreement and the PESRM-PESIC ISDA Master Agreement to be satisfied through deliveries in accordance with the terms thereof or through the prepayment and/or netting of payment obligations through the terms reflected in the Confirmations executed on PESIC’s behalf and such failure is not remedied within five (5) days after the Consultant becomes aware or is notified of such failure, or (iv) any of the representations and warranties in Section 14 hereto or in the PESIC-PESRM ISDA Master Agreement are false or materially misleading when made by Consultant. If at any time PESIC elects, in its sole discretion, to exercise its right to terminate this Agreement for Cause, PESIC shall provide written notice to Consultant which designates a date (not earlier than the date of such notice) on which this Agreement and Consultant’s retention hereunder will terminate. Termination of this Agreement shall not affect either Party’s ability and right to enforce all continuing obligations under this Agreement, as set forth in Section 21 of this Agreement.

5.                                      Standard of Performance.  In providing the Services under this Agreement, Consultant shall exercise the same degree of care, skill, prudence and diligence that it would exercise in the conduct of its own affairs (but in no event less than the degree reasonable and typical of similarly situated service providers).  Without limiting the generality of the foregoing, Consultant shall employ all resources necessary for the performance of this Agreement consistent with the terms hereof, including by causing qualified and competent personnel to devote all requisite time and effort to the provision of the Services.  Consultant shall operate and maintain at its own expense its own professional office and (if and to the extent reasonably necessary) staff as appropriate to perform the Services required by this Agreement (it being understood that Consultant will perform the Services from the Consultant’s existing offices).  Consultant shall be solely responsible for all of the costs of its business operations and office, including its employee costs (e.g., salaries, healthcare, insurance), travel and entertainment, publications, subscriptions, costs associated with meeting and causing all of its staff to meet the requirements hereof, including any costs and expenses incurred by Consultant in relation to third party consultants and service providers and travel or training.  Consultant shall ensure that all Services, and all activities and operations of PESIC, at all times comply in all material respects with all applicable Laws (other than Common Shares Applicable Laws), and Consultant shall not cause or permit PESIC to engage in any business or activity unless all required material Permits have been obtained and are in effect.

6.                                      Indemnity.

a.                                      To the fullest extent permitted by Applicable Law, Consultant shall defend, indemnify and hold harmless PESIC, its Affiliates, and their respective advisors, agents, attorneys, consultants, contractors, directors, employees, officers, managers and representatives (the “Indemnified Parties”) from and against any Damages directly or indirectly arising out of (i) any breach by Consultant of any covenant or agreement contained herein or in any other Transaction Document or made in connection herewith or therewith, (ii) any representation or warranty of Consultant made herein or in any other Transaction Document or in connection herewith or therewith, in each case, proving to be false or misleading, (iii) any failure by Consultant, its Affiliates or any of their respective advisors, agents, attorneys, consultants, contractor, directors, employees, officers, managers, or representatives to comply with or observe any Applicable Law, (iv) negligence or willful misconduct of Consultant or any Affiliate or (v) injury, disease, or death of any person, damage to or loss of any property, or any fine or penalty, any of which is caused by Consultant, its Affiliates or their advisors, agents, attorneys, consultants, contractors, directors, employees, officers, managers or representatives in the exercise of any of the rights granted hereunder or under any other Transaction Documents.

b.                                      To the fullest extent permitted by Applicable Law, Consultant shall defend, indemnify and hold harmless the Indemnified Parties from and against any Damages incurred by PESIC or such parties or asserted against PESIC or such parties by any person (including Consultant), arising out of, in connection with, or as a result of the actual or alleged presence or release of Hazardous Substances in connection with any transaction arising under or related to any of the Transaction Documents, or any liability under any Environmental Law related in any way to or asserted with respect thereto or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Consultant, and regardless of whether PESIC or any other Indemnified Party is a party thereto, in each case other than any liabilities that are the result of any action or omission by the holders of the Common Shares (as defined in the Limited Liability Company Agreement).  As used herein,

“Environmental Laws” means any and all past, present and future Applicable Laws relating to the protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health relating to exposure of or to Hazardous Materials, and any and all Environmental Permits;

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law; and

“Hazardous Materials” means the following: hazardous substances; hazardous wastes; any petroleum-based contaminant; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; and any other chemicals, wastes, materials, compounds, constituents or substances, subject to regulation as hazardous, toxic, a pollutant or a contaminant, or which can give rise to liability under any Environmental Laws.

c.                                       Consultant hereby unconditionally and irrevocably waives any and all claims against PESIC except to the extent any such Damages are caused by the willful misconduct or gross negligence of PESIC and do not arise, in whole or in part, out of a breach of any representation, warranty, covenant or other agreement of Consultant in this Agreement.

d.                                      To the extent PESIC is indemnified under the PESIC-PESRM ISDA Master Agreement by PESRM for any Damages that are included under this Agreement, any claims made under this Agreement shall be without duplication of amounts paid under the PESIC-PESRM ISDA Master Agreement.

7.                                      Consideration for Services.  Consultant acknowledges that its agreement to provide the Services on the terms hereof is an essential inducement to PESIC entering into the other Transaction Documents.

8.                                      [Reserved].

9.                                      [Reserved].

10.                               [Reserved].

11.                               Relationship Between Parties.  Except as otherwise provided in this Agreement, this Agreement shall not be construed to create between PESIC and Consultant the relationship of employer and employee, principal and agent, joint venturers, co-partners or any other similar relationship, the existence of which is hereby expressly denied by Consultant and PESIC.  Consultant’s employees shall not be entitled, as a result or by reason of this Agreement, to any benefits under any employee benefit plan that PESIC or any of its Affiliates presently have in effect or may put into effect in the future; nor shall Consultant’s employees be considered an employee of PESIC or any of its Affiliates for any purpose, including for purposes of any tax or contribution now or hereafter levied by any federal, state or municipal government.  Consultant hereby agrees to indemnify PESIC for and against all employment related liabilities, including any claims or actions by Consultant employees relating to salary, discrimination, annual leave, long service leave, sick leave, bonuses, and commissions or for benefits due to any Consultant employees under any employee benefit plan or program maintained by Consultant or its Affiliates, PESIC, or required by workers compensation Laws.  Consultant hereby agrees to clearly identify to and inform all third parties that it is acting solely as a consultant pursuant the PESIC-PESRM ISDA Master Agreement and is not itself the owner of the hydrocarbons or products being sold by PESIC.  For the avoidance of doubt, notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, (1) Consultant is, and at all times shall be, the sole owner and operator of the Refinery (as defined in Intermediation Agreement) and all other Basic Infrastructure (as defined in the Intermediation Agreement), and (2) PESIC does not, and at no time shall it, have (a) any responsibility or obligation of any nature with respect to the operation of the Refinery or any other Basic Infrastructure; or (b) any power or authority to (i) direct the activities of PESRM with respect to the Refinery or any other Basic Infrastructure or (ii) exert any control over the operation of the Refinery or any other Basic Infrastructure and (3) as PESIC is not engaged in any storage, transportation, treatment or disposal of any Crude Oil or Refined Products, but only the flash title receipt and delivery of Crude Oil and Refined Products at designated delivery points, Consultant is not acting as agent for PESIC with respect to any storage, transportation, treatment or disposal activities (without limiting Consultant’s obligations hereunder to arrange for all receipts and deliveries of Crude Oil and Refined Products by PESIC under the relevant Transactions).

12.                               Taxes; Fees.  Except to the extent otherwise required by Law, Consultant agrees to be exclusively responsible to file all returns and reports, withhold and/or pay applicable federal, state, and local wage or employment-related taxes, including withholding taxes, gross receipts taxes, social security taxes and unemployment taxes or similar taxes, for which Consultant or PESIC may ultimately be subject as a result of this Agreement; provided that for the avoidance of doubt any taxes required to be paid on distributions received by the holders of the Common Shares or Preferred Shares (as defined in the Limited Liability Company Agreement) shall be payable by the holders of such Common Shares or Preferred Shares.  For the avoidance of doubt, all Consultant employees shall at all times be and remain employees of Consultant.  Consultant agrees to reimburse PESIC for any wage or employment-related taxes, assessments, penalties and interest, fines, civil or criminal, reasonable attorney’s fees or any other costs or expenses (including any taxes and payments to PESIC under this Section 12) which PESIC may incur by reason of Consultant’s failure to comply with the provisions of this Section 12 or otherwise arising out of this Agreement or the transactions contemplated hereby.  Consultant agrees to cooperate with and assist PESIC in contesting any wage or employment-related taxes sought to be imposed by any federal, state or local authority on or under this Agreement and/or any other related agreement and sought to be collected from PESIC by reason of this Agreement or the performance thereof by either PESIC or Consultant, and Consultant agrees that it will be responsible for all PESIC’s costs and expenses in connection with such contest, and Consultant’s own out of pocket expenses and time spent in rendering such cooperation and assistance. Consultant understands that failure to provide Consultant’s complete and correct taxpayer identification number to PESIC may require PESIC to comply with withholding requirements under applicable Law, and has voluntarily provided PESIC with such number as part of this Agreement.  The foregoing is in addition to and not in limitation of the tax indemnification provided by Consultant in Part 2(d) (and Part 9(ix) of the Schedule thereto) of the PESRM-PESIC ISDA Master Agreement.

13.                               Transition Services.  Upon any termination of this Agreement by PESIC prior to the end of the Term, if requested by PESIC, Consultant shall administer the settlement of the accounts and outstanding transactions of PESIC, as well as any additional services that may be reasonably necessary following the effective date of termination.

14.                               Representations, Warranties and Covenants.

a.              No violation of Confidentiality. With respect to any oral information or written material it delivers to PESIC in connection with its obligations hereunder, Consultant will not be in violation of the rights of any other entity with respect to any information contained therein.

b.              Anti-Corruption Laws. The Parties are committed to compliance with the Applicable Laws of the United States as well as the Laws of other countries that are, or may be, of potential relevance, including all Applicable Laws to one or both Parties relating to bribery, money laundering and/or corrupt payments, such as the Foreign Corrupt Practices Act, 15 U.S.C. §§78dd-1 et. seq., and the UK Bribery Act of 2010 (all such Laws being collectively referred to herein as the “Anti-Corruption Laws”).  Accordingly, each Party hereto hereby represents, warrants and covenants that:

i.                  It is now in compliance with the Applicable Laws required for its performance under this Agreement as well as the Anti-Corruption Laws of any other countries or jurisdictions that are applicable to the transactions that are contemplated herein and will remain in compliance with all such Applicable Laws for the duration of this Agreement.  The provisions of this Agreement and the transactions contemplated hereby are legal and binding under the Laws of the relevant jurisdictions, including all applicable Anti-Corruption Laws and Applicable Laws and regulations relating to taxation and exchange control.

ii.               It has not taken and will not take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any government official (including any officer or employee of a foreign government or government-controlled entity or of a public international organization, or any person acting in an official or representative capacity for or on behalf of any of the foregoing, or any political party or official thereof, or candidate for political office, or legislative, administrative or judicial officials whether or not elected or appointed, all of the foregoing being referred to as “Government Officials”) or to any other person while knowing that all or some portion of the money or value will be offered, given or promised to a Government Official for the purposes of obtaining or retaining business, an advantage in the conduct of business or securing any improper disadvantage.

iii.            It has not taken and will not take any actions in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of, or a request or acceptance of, money or anything else of value, to or by any other person (whether or not a Government Official) while knowing that all or some portion of the money or value offered, given or promised to such other person is for the purpose of securing the improper performance of that person’s function or misuse of that person’s position.

iv.           No part of the payments received by a Party under this Agreement, directly or indirectly, from the other Party will be used for any purpose which would cause a violation of the Laws of the United States or any other applicable jurisdiction including any applicable Anti-Corruption Laws.

c.               Violations of Anti-Corruption Laws. Either Party may terminate this Agreement immediately upon written notice in the event that the other Party has breached any representation or warranty set forth in Section 14.b.  In the event of a breach of any of the representations and warranties set forth in Section 14.b, any claims for payment by a Party with regard to any transaction for which a breach of the representations has occurred shall be void. The breaching Party shall further indemnify and hold the non-breaching Party harmless against any and all Damages arising from or related to such breach.

d.              Consultant represents, warrants and covenants to PESIC that each batch of any reformulated gasoline, RBOB, conventional gasoline, motor vehicle diesel fuel, NRLM diesel fuel, heating oil, ECA marine fuel, other distillates and any other refined products (collectively referred to herein as “Fuels”) shall be accurately described in the Product Transfer Document (“PTD”) applicable to such batch of Fuel in compliance with the PTD requirements set forth in the regulations of the U.S. Environmental Protection Agency (“EPA”), found in 40 CFR Part 80 Regulation of Fuels and Fuel Additives, including any amendments or modifications thereto (“EPA Fuels Regulations”).

e.               Consultant represents, warrants and covenants to PESIC that, in preparing and delivering to the applicable transferee(s) all PTDs that are required to be prepared and delivered to the applicable transferee with respect to each transfer of custody or title, and in performing all recordkeeping requirements, including without limitation as more fully described in paragraph II of Exhibit A to this Agreement, Consultant shall prepare and deliver to each transferee the requisite PTD for each transfer by Consultant or PESIC of custody or title to any Fuels, and retain all requisite records, to the extent required under the EPA Fuels Regulations, including all PTDs required for any transfer of title or custody of:

i.                  any reformulated gasoline or RBOB pursuant to and in compliance with 40 CFR 80.77 and retain all requisite records pursuant to and in compliance with 40 CFR 80.74;

ii.               any conventional gasoline pursuant to and in compliance with 40 CFR 80.106 and retain all requisite records pursuant to and in compliance with 40 CFR 80.104; and

iii.            any motor vehicle diesel fuel, NRLM diesel fuel, heating oil, ECA marine fuel and other distillates pursuant to and in compliance with 40 CFR 80.590 and retain all requisite records pursuant to and in compliance with 40 CFR 80.592 and 40 CFR 80.602.

f.                Consultant represents, warrants and covenants that each of Consultant and PESIC have applied for and have obtained all Permits required for the operation of each of their respective businesses and each such Permit is in full force and effect.  From time to time, upon the reasonable request of PESIC, Consultant shall provide a list of the Permits maintained on behalf of PESIC.

g.               Consultant covenants:

i.                  Generally.  To keep its property insured at all times in accordance with the insurance requirements set forth in the Supply and Offtake Agreement.

ii.               Requirements of Insurance.  All insurance policies maintained by PESRM from time to time shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by PESIC of written notice thereof or as otherwise reasonably acceptable to PESIC and (ii) provide that PESIC shall be an additional policy holder under such insurance policy.

iii.            Notice to PESIC.  To notify PESIC promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 14(g) is taken out by Consultant; and promptly deliver to PESIC a duplicate original copy of such policy or policies.

iv.           Consultant shall provide insurance certificates to PESIC on the date of this Agreement and from time to time thereafter on reasonable request to confirm compliance with this Section 14(g) but no more frequently than once per annum.

h.              Consultant shall not agree to any voluntary termination of the SOA unless, in connection with the mandatory redemption required in connection therewith, the holders of the Preferred Shares will receive the full amount of the Liquidation Preference of the Preferred Shares plus, in the event of a Mandatory Redemption pursuant to Section 6(c)(2) of Schedule B of the Limited Liability Company Agreement, the Make-Whole Amount (as each such term is defined in the Limited Liability Company Agreement).

i.                  From time to time, promptly following receipt of invoices therefor, Consultant shall pay the fees and disbursements of counsel to the initial holder of the Preferred Shares of PESIC in connection with the negotiation, performance and amendment (if applicable) of the Transaction Documents, the Limited Liability Company Agreement, this Agreement and the other documents contemplated by the Framework Agreement.

15.                               Records; Audits.

a.                                      Consultant shall keep accurate books and records in connection with its service to be performed under this Agreement and retain written records (including, without limitation, with respect to the documents set forth under paragraph II of Exhibit A) for a minimum period of five (5) years (or such longer period as may be required by Applicable Law).  Where records relate to disputes, appeals, arbitration, litigation or the settlement of claims arising out of the performance of this Agreement, such records shall be maintained until the resolution of the matter giving rise to the dispute.

b.                                      Upon PESIC’s (or its Auditors’ (as defined below)) request with reasonable notice (except in the case of Regulators (as defined below), when no notice is required), Consultant shall permit, if reasonably necessary, but in no case more than four times per calendar year, such audits, inspections and other examinations, and shall furnish such other information and may be reasonably requested, including without limitation in relation to the Services or as otherwise required by any Applicable Law (each, an “Audit”), by or to the personnel of PESIC, its auditors and inspectors (internal and external (provided, however, that any such external auditors or inspectors shall have executed a customary confidentiality agreement covering any information obtained during or as a result of Audit)) and its Regulators (collectively, “Auditors”).  During each Audit, the Auditors will be granted reasonable access to (and reasonable use of, if so required) books, records, third-party audit and examination reports, Consultant’s personnel, systems, equipment, software, facilities, controls, processes, procedures (including disaster recovery and business continuity procedures), and service level measurement systems related to provision of the Services or the performance of Consultant’s obligations under this Agreement.  Consultant shall (and shall, if reasonably required by the Auditors, direct its subcontractors, if any, to) cooperate, in a timely manner, with the Auditors and provide the Auditors with all reasonably requested assistance in connection with the Audit.  The Auditors will seek to avoid disrupting Consultant’s and any of its subcontractors’ operations during any Audit, and any such Audit will be at PESIC’s expense.  “Regulators” means those foreign, federal, state and local agencies and entities that enforce any Applicable Laws and/or audit, inspect or examine PESIC’s compliance with such Applicable Laws.

c.                                       Consultant shall answer in reasonable detail, after receipt of prior written notice from PESIC, any questionnaire or other written or oral communications from PESIC or its Auditors, to the extent the same pertains to compliance with this Agreement or the PESIC-PESRM ISDA Master Agreement.

d.                                      If any Audit results in Consultant being notified that Consultant is not in compliance in all material respects with any Applicable Law or its obligations under this Agreement, Consultant shall immediately take all actions necessary (at its sole cost and expense) to remedy the issue and to bring itself and direct its subcontractors to bring its subcontractors (as applicable and to the extent practicable) into compliance therewith and herewith.

e.                                       PESIC shall answer in reasonable detail, after receipt of prior written notice from Consultant, any questionnaire or other written or oral communications from Consultant or Consultant’s Auditors, to the extent the same pertains to compliance with this Agreement or the PESIC-PESRM ISDA Master Agreement.

f.                                        PESIC shall cooperate in providing any information available to it that is not available to Consultant to enable Consultant to perform the Services under this Agreement.

16.                               Assignment.  Consultant shall not assign its rights or delegate its duties to any third party without the prior written consent of PESIC, which may be withheld for any reason; provided, however, that Consultant or PESIC may, without the consent of the non-assigning party, collaterally assign or pledge its rights hereunder as contemplated by the Supply and Offtake Security Documents, the Senior Secured Credit Facility Documents, the Term Loan Documents, the MLC-PESIC ISDA Master Agreement and the Framework Agreement respectively and such pledgee may, without the consent of the non-assigning party, execute on such pledge and succeed to all rights and obligations of the pledging party hereunder.  Any purported attempt to assign in violation of this Section shall be a material breach of this Agreement.  In addition, PESIC may assign its rights and delegate its duties to any Affiliate of PESIC upon notice to Consultant; provided that any such assignment shall only be permitted where the PESIC-PESRM ISDA Master Agreement is also being assigned to the applicable PESIC Affiliate concurrently with the assignment of this Agreement.

17.                               Personal Injury.  Neither PESIC nor any of PESIC’s agents, employees, officers, directors or shareholders (disclosed or undisclosed) (hereinafter, the “PESIC Group”), shall be liable to Consultant or its personnel, and, except to the extent prohibited under Applicable Laws, Consultant shall hold the PESIC Group harmless from any Damages incurred in connection with any injury to any of Consultant’s personnel, irrespective of the cause of such injury or Damage, absent negligence or willful misconduct on the part of the PESIC Group.

18.                               Confidentiality.  Subject to the last sentence of this paragraph, each of the Parties hereby agrees that Part 5(c) of the Schedule to the PESIC-PESRM ISDA Master Agreement shall apply to the contents of this Agreement and to any information made available by one Party to the other Party with respect to this Agreement, which shall constitute confidential and proprietary information of the other Party for the purposes of this Agreement and the PESIC-PESRM ISDA Master Agreement.  In the event of a breach or threatened breach by either Party or its respective representatives of the obligations set forth in this Section 18, the other Party, in addition to all other available remedies, shall be entitled, subject to Sections 26 and 27 of this Agreement, to injunctive relief to enforce the provisions of this Section 18, which remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by such Party or any of its representatives.  With respect to information made available pursuant to this Agreement, the obligations set forth herein and in Part 5(c) of the Schedule to the PESIC-PESRM ISDA Master Agreement shall survive for a period of one (1) year following the delivery of such information.  With respect to the contents of this Agreement, the obligations set forth herein and in Part 5(c) of the Schedule to the PESIC-PESRM ISDA Master Agreement shall survive for a period of one (1) year following the expiration or termination of this Agreement.  Notwithstanding the foregoing, this paragraph shall not apply to disclosures to Merrill Lynch Commodities, Inc. and its Affiliates, other otherwise in connection with the negotiation, performance and enforcement of the Transaction Documents.

19.                               LIMITATION ON LIABILITY.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL ASSERT, AND EACH PARTY

HEREBY WAIVES, ANY CLAIM AGAINST THE OTHER PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; PROVIDED, THAT NOTHING IN THIS SECTION 19 OR IN ANY OTHER PROVISION OF THIS AGREEMENT SHALL BE CONSTRUED TO WAIVE OR ALTER EITHER PARTY’S RIGHT TO RECOVER ANY DAMAGES, INCLUDING SPECIAL AND PUNITIVE DAMAGES, PAYABLE TO A THIRD PARTY AS A RESULT OF A BREACH OF THIS AGREEMENT BY THE OTHER PARTY (EXCLUDING THE LIQUIDATION PREFERENCE OR OTHER RETURN OF CAPITAL IN RESPECT OF THE PREFERRED SHARES OR CLASS B PREFERRED SHARES).

20.                               Notices.  Any notices permitted or required under the terms of this Agreement shall be in writing and shall be delivered by letter, facsimile or other documentary form.  Notice by facsimile or hand delivery shall be deemed to have been received on the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after 5:00 p.m. Eastern Time in which case it shall be deemed received on the next Business Day).  Notice by overnight mail or courier shall be deemed to have been received two (2) Business Days after it was sent.  A Party may change its addresses by providing notice of same in accordance herewith.  Notices shall be sent as follows:

To PESIC:

PESIC Inventory Company, LLC
1735 Market Street
Philadelphia, PA 19103
Attn.: Treasury Department
Fax: (877) 846-3802
E-mail: treasury@pes-companies.com
JOHN.MCSHANE@pes-companies.com
GREGORY.GATTA@pes-companies.com

To Consultant:

Philadelphia Energy Solutions Refining and Marketing LLC
1735 Market Street
Philadelphia, PA 19103
Attn.: Treasury Department
Fax: (877) 846-3802
E-mail: treasury@pes-companies.com
JOHN.MCSHANE@pes-companies.com
GREGORY.GATTA@pes-companies.com

with copies to (such recipients, the “Copy Recipients”):	with a copy to:
The Blackstone Group LP 345 Park Avenue New York NY 10154 Attention: Daniel Lee, Senior Vice President Email: daniel.lee@blackstone.com Fax: 212 284 7906

and

Morrison & Foerster LLP 250 West 55th Street New York, New York 10019 Attn.: David H. Kaufman Phone: (212) 468-8237 Fax: (212) 468-7900 E-mail: dkaufman@mofo.com	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Attn.: James Gorton Phone: (212) 906-1804 Fax: (212) 751-4846 E-mail: james.gorton@lw.com

In addition, Consultant shall promptly provide the Copy Recipients with copies of any other notices received by PESIC under, or with respect to, the Transaction Documents which were not originally sent to the Copy Recipients.

21.                               Survival.  The terms of Sections 1, 3, 4, 6, 11 through 17, 18 (to the extent provided therein), and 20 through 28 and part II of Exhibit A of this Agreement shall survive the expiration or termination of this Agreement.

22.                               Waivers.  Failure or delay of either Party to insist upon strict performance of any of the terms and conditions herein shall not be deemed a waiver of any rights or remedies that either Party shall have with respect to such default and shall not be deemed a waiver of any subsequent default of the terms and conditions hereof.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Parties, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

23.                               Third Party Beneficiaries.  Nothing in this Agreement will provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement will not be construed as a third-party beneficiary contract.

24.                               Counterparts.  This Agreement may be executed by the Parties in separate counterparts and delivered by electronic or facsimile transmission, and all such counterparts shall together constitute one and the same instrument.

25.                               Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties.  There are no oral agreements among the Parties as to the subject of this Agreement except as explicitly provided for herein.

26.                               GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.  Section 13 of the PESIC-PESRM ISDA Master Agreement, and Part 5(d) of the Schedule thereto, are hereby incorporated, mutatis mutandis, by reference.

27.                               Severability.  Any term or provision hereof that is held by a tribunal of competent authority to be invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof and, within the jurisdiction of such tribunal, the scope, duration, or applicability of the invalid or unenforceable term or provision shall be amended to delete the necessary words or phrases, and to replace such term or provision with a term or provision that is valid and enforceable, so as to come as close as possible to achieving the economic, legal, or other purposes of such unenforceable term or provision.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.

PES INVENTORY COMPANY, LLC

By: BTO Commodities L.P., as Managing Member

By: BTO Commodities Manager L.L.C., as general partner of BTO Commodities L.P.

By:	/s/ Christopher J. James

Name:	Christopher J. James

Title:	Senior Managing Director

PHILADELPHIA ENERGY SOLUTIONS REFINING AND MARKETING LLC

By:	/s/ John B. McShane

Name:	John B. McShane

Title:	General Counsel and Secretary

Signature Page to PESIC-PESRM Consulting Agreement

Exhibit A

Services

I.                                        METERING, MEASUREMENT, RECORD KEEPING

Consultant shall perform, or shall cause to be performed: (i) accounting for, and provision of all reports to PESIC with respect to, the Hydrocarbons, and (ii) all customary record keeping. Consultant shall provide PESIC, or cause to be provided to PESIC, copies of such reports and records promptly upon PESIC’s reasonable request.

II.                                   PRODUCT TRANSFER DOCUMENTS (PTDs) AND EPA RECORDKEEPING

(1)                                 PTDs.  When and as PESIC is required pursuant to and in compliance with Part 80 of the regulations of the EPA to prepare and provide to any transferee the requisite Product Transfer Documents (each a “PTD”), as defined in Part 80 of the EPA Fuels Regulations, Consultant shall prepare and deliver to the applicable transferee each such PTD for any transfer by PESIC of custody or title to: (i) any reformulated gasoline or RBOB pursuant to and in compliance with 40 CFR 80.77; (ii) any conventional gasoline pursuant to and in compliance with 40 CFR 80.106; (iii) any motor vehicle diesel fuel, NRLM diesel fuel, heating oil, ECA marine fuel and other distillates pursuant to and in compliance with 40 CFR 80.590; and (iv) any additional PTD requirement that currently is or may become applicable under the EPA Fuels Regulations during the Term.  In providing this Service, Consultant shall prepare and provide to the applicable transferees all the PTDs required under the foregoing EPA Fuels Regulations regardless of whether such PTDs are required to be provided by Consultant or PESIC.

(2)                                 Recordkeeping.  Consultant shall retain copies of each such PTD, prepared and provide to the applicable transferee under paragraph II(1) of this Exhibit A, pursuant to and in compliance with the recordkeeping requirements of Part 80 of the EPA Fuels Regulations, including: (i) 40 CFR 80.74 for reformulated gasoline or RBOB; (ii) 40 CFR 80.104 for conventional gasoline; (iii) 40 CFR 80.592 for motor vehicle diesel fuel; (iv) 40 CFR 80.602 for NRLM diesel fuel and ECA marine fuel; and (v) any additional recordkeeping requirement that currently is or may become applicable under Part 80 of the EPA Fuels Regulations during the term of this Agreement.

III.                              ACCOUNTING AND TAX CONSULTING SERVICES

Consultant agrees to provide, and agrees to cause its Affiliates to provide, to PESIC all of the centralized corporate services that Consultant and its Affiliates have traditionally provided in connection with the intermediation transactions including, without limitation, the following general and administrative services: (i) financial and administrative services (including, but not limited to, treasury, accounting, internal and external financial reporting, financial planning & analysis, and other administrative functions), (ii) information technology, telephone, office support and other technology services, (iii) legal services, (iv) human resources services, (v) business development services, (vi) investor relations and government relations, (vii) tax matters and (viii) obtaining insurance on behalf of PESIC and insurance administration, in each case to the extent applicable.